Exhibit 5.1

February 10, 2015

M/A-COM Technology Solutions Holdings, Inc.

100 Chelmsford Street

Lowell, Massachusetts 01851

Ladies and Gentlemen:

We have acted as counsel to M/A-COM Technology Solutions Holdings, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), of a registration statement on Form S-3 filed on February 2, 2015 (File No. 333-201827) (the “Registration Statement”), including the prospectus which forms a part of the Registration Statement (the “Base Prospectus”), and the prospectus supplement dated February 5, 2015 filed with the Commission pursuant to Rule 424(b) of the Rules and Regulations of the Securities Act (the “Prospectus Supplement” and, together with the Base Prospectus, the “Prospectus”) with respect to (i) the sale by the Company of 4,500,000 shares (the “Company Shares”) of the Company’s common stock, $0.001 par value per share (the “Common Stock”), and (ii) the sale by the selling stockholders identified in the Prospectus (the “Selling Stockholders”) of up to an aggregate of 4,470,000 shares of Common Stock, which amount includes 1,170,000 shares that may be sold by the Selling Stockholders to the underwriters pursuant to their option to purchase additional shares (the “Selling Stockholder Shares”). The Selling Stockholder Shares together with the Company Shares are collectively referred to as the “Shares.” The Shares are being sold pursuant to the terms of an underwriting agreement, which is referred to in the Prospectus, by and among the Company, the Selling Stockholders and Goldman, Sachs & Co. and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as representatives of the underwriters named in Schedule I therein (the “Underwriting Agreement”).

We have examined the Registration Statement, the Prospectus, the Underwriting Agreement and such documents and records of the Company and other documents as we have deemed necessary for the purposes of this opinion. In such examination, we have assumed the following: (i) the authenticity of original documents and the genuineness of all signatures; (ii) the conformity to the originals of all documents submitted to us as copies; (iii) the truth, accuracy and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates we have reviewed; and (iv) the effectiveness of the Registration Statement.

Based upon the foregoing, it is our opinion that:

1. The Company Shares have been duly authorized by all necessary corporate action of the Company and, assuming (i) the due execution by the Company and registration by its registrar of the Company Shares, (ii) the offering and sale of the Company Shares in accordance with the Underwriting Agreement and (iii) receipt by the Company of the consideration therefor in accordance with the terms of the Underwriting Agreement, the Company Shares will be validly issued, fully paid and non-assessable.

2. The Selling Stockholder Shares are validly issued, fully paid, and non-assessable.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Company’s Current Report on Form 8-K filed with the Commission on or about the date hereof, to the incorporation by reference of this opinion into the Registration Statement and any amendments thereto, including any and all post-effective amendments, and to the reference to us under the headings “Legal Matters” in the Prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or related rules and regulations of the Commission issued thereunder.

Very truly yours,

/s/ PERKINS COIE LLP